FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

INTERNATIONAL TOWER HILL MINES LTD. (the “Issuer”)

Suite 1920 – 1188 West Hastings Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

August 23, 2010

Item 3.	News Release

The date of the material change report issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change report disclosed in this report is August 23, 2010.  The material change report was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

The Issuer reports that they have received the final order approving the Corvus Gold Inc. Spin-out arrangement.

Item 5.	Full Description of Material Change

The Issuer reports that on Friday, August 20, 2010, the Supreme Court of British Columbia granted the final order approving the Plan of Arrangement under the Business Corporations Act (BC) under which the Issuer will spin-out its Alaska and Nevada projects (other than the Livengood Project) to Corvus Gold Inc.  The effective time for the implementation of the Plan of Arrangement is expected to be 12:01 am (Vancouver time) on Thursday, August 26, 2010 (“Effective Time”).

The Issuer will be mailing Letters of Transmittal to all registered shareholders today.  If your current ITH common shares (“Existing ITH Shares” – CUSIP 46051L104) are held through your broker, your broker, or the depositary with which your broker holds such shares, will be responsible for dealing with the exchange of Existing ITH Shares for new ITH common shares (“New ITH Shares”) and the distribution of Corvus common shares (“Corvus Shares”) on your behalf.

To receive certificates representing New ITH Shares and Corvus Shares, registered shareholders must surrender their certificates for Existing ITH Shares, together with a duly completed Letter of Transmittal, to Computershare Investor Services Inc. (“Depositary”) at the address shown on the Letter of Transmittal.  Upon surrender to the Depositary for cancellation of a certificate which, immediately prior to the Effective Time, represented Existing ITH Shares, together with a properly executed Letter of Transmittal, the holder of such surrendered certificate will be entitled to receive, and the Depositary will deliver to such holder, certificates representing that number (rounded down to the nearest whole number) of New ITH Shares and Corvus Shares that such holder has the right to receive pursuant to the Plan of Arrangement and the surrendered certificate will be cancelled.

In the event of a transfer of ownership of Existing ITH Shares that is not registered in the transfer records of the Issuer, certificates representing the proper number of New ITH Shares and Corvus Shares may be issued to the transferee if the certificate representing such Existing ITH Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer.  Until surrendered, each certificate which, immediately prior to the Effective Time, represented Existing ITH Shares will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the certificates representing New ITH Shares and Corvus Shares that the holder thereof has the right to receive in respect of such certificate pursuant to the Plan of Arrangement.

The Issuer anticipates that, within a few days after August 26, 2010, and subject to compliance with all of the TSX requirements, including receipt by the TSX of all required documentation, the Corvus Shares will commence trading on the TSX.  The New ITH Shares will commence trading at the same time.  Advance notice of the commencement of such trading will be provided by press release.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of the arrangement spin-out involving the Issuer and Corvus Gold Inc. and the listing of the common shares of Corvus on the TSX, are forward-looking statements.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the failure of the Issuer and Corvus to satisfy the conditions precedent to the listing of the Corvus shares on the TSX.  Other risks and uncertainties are disclosed in the Issuer’s annual information form  filed with Canadian securities commission and its annual report on Form 40-F filed with the United States Securities and Exchange Commission, and other information released by the Issuer and filed with the appropriate regulatory agencies.  All of the Issuer's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Issuer's mineral properties.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Jeffrey A. Pontius, President & CEO

Business Telephone No.:  (303) 470-8700

Item 9.	Date of Report

August 23, 2010